Exhibit 5.2

Mohawk Industries, Inc. P.O. Box 12069 160 S. Industrial Boulevard Calhoun, Georgia 30701 Mohawk Capital Finance S.A. 10B, rue des Mérovingiens, L-8070 Bertrange Luxembourg, 18 May 2018

RC/ASW – 025849-70009.23514496v7

Ladies and Gentlemen,

We have acted as legal advisors in the Grand Duchy of Luxembourg to Mohawk Capital Finance S.A., a société anonyme organized under the laws of Luxembourg, which has its registered office at 10B, rue des Mérovingiens, L-8070 Bertrange and registered with the Luxembourg Trade and Companies’ Register under number B217592 (the “Company”) in connection with the Registration Statement on Form S-3 (File Number 333-219716-01) (the “Registration Statement”), which includes a prospectus dated 4 August 2017 (the “Prospectus”), originally filed on 4 August 2017 with the Securities and Exchange Commission by Mohawk Industries, Inc. and Mohawk Capital Luxembourg S.A., a société anonyme organized under the laws of Luxembourg, which has its registered office at 10B, rue des Mérovingiens, L-8070 Bertrange and is registered with the Luxembourg Trade and Companies’ Register under number B 198.756 (“Mohawk Capital Luxembourg”), as amended by a post-effective amendment No. 1 adding the Company as a registrant under the Registration Statement (the “Post-Effective Amendment”) and containing an amended prospectus dated 1 September 2017 (the “Amended Prospectus”), filed on 1 September 2017 with the Securities and Exchange Commission by Mohawk Industries, Inc., Mohawk Capital Luxembourg and the Company, relating to, among other things, the proposed public offering and sale of (i) an indeterminate aggregate principal amount of unsecured senior debt securities and unsecured senior subordinated debt securities of the Company (the “Debt Securities”) fully and unconditionally guaranteed by Mohawk Industries, Inc. (the “Guarantor”) and subject to the Indentures (as defined below) and (ii) the guarantee of the Debt Securities by Mohawk Industries, Inc. The Debt Securities are to be issued under the New York law- governed senior indenture dated 11 September 2017 and made among, inter alios, (i) the Company, as issuer, (ii) the Guarantor, as guarantor, and (iii) U.S. Bank National Association, as trustee (the “Original Indenture”), as supplemented by the New York law-governed second supplemental indenture dated 18 May 2018 and made among, inter alios, (i) the Company, as issuer, (ii) the Guarantor, as guarantor, (iii) U.S. Bank National Association, as trustee, registrar and transfer agent, and (iv) Elavon Financial Services Limited, UK Branch, as paying agent (the “Supplemental Indenture”). Pursuant to the Supplemental Indenture, the Company executed on 18 May 2018 a floating rate note form relating to the Debt Securities (the “Note Form”). In connection with the issuance of the Debt Securities, the Company has entered into a New York law-governed paying agency and calculation agent agreement dated 18 May 2018 and made among, inter alios, (i) the Company, as issuer, (ii) the

Guarantor, as guarantor, (iii) Elavon Financial Services DAC, UK Branch, as London paying agent and calculation agent, and (iv) U.S. Bank National Association, as trustee, transfer agent and registrar (the “Paying Agency and Calculation Agent Agreement”). The Company is issuing and selling the Debt Securities for resale to public pursuant to a New York law-governed underwriting agreement dated 14 May 2018 and made between, inter alios, (i) the Company, (ii) the Guarantor and (iii) MUFG Securities EMEA plc, as representative of the underwriters to the Debt Securities (the “Underwriting Agreement”). We are furnishing this opinion letter to you at the request of the Company pursuant to Section 7(e) of the Underwriting Agreement. Following such issuance and sale, the Company together with Mohawk Industries, Inc. and Mohawk Capital Luxembourg intends to file on 18 September 2017 with the Securities and Exchange Commission a Form 8-K (the “Form 8-K”) in order to disclose the completion of the issuance and sale of the Notes.

All capitalized terms not otherwise defined herein have the same meanings as defined in the Registration Statement and in the Amended Prospectus.

In connection with the delivery of this opinion (the “Opinion”), we have examined the following documents:

(i)	A scanned copy of the articles of association of the Company included in the deed of incorporation of the Company dated 25 August 2017 (the “Articles of Association”).

(ii)	An electronic copy of the signed minutes of the meeting of the board of directors of the Company held on 11 May 2018 (the “Resolutions”).

(iii)	An electronic certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 18 May 2018 and issued by the Luxembourg Trade and Companies’ Register in relation to the Company and stating that on the date preceding the date of the certificate none of the following judicial decisions has been recorded with the Luxembourg Trade and Companies’ Register with respect to the Company: (a) judgments or decisions pertaining to the opening of insolvency proceedings (faillite), (b) judgments or court orders approving a voluntary arrangement with creditors (concordat préventif de la faillite), (c) court orders pertaining to a suspension of payments (sursis de paiement), (d) judicial decisions regarding controlled management (gestion contrôlée), (e) judicial decisions pronouncing its dissolution or deciding on its liquidation, (f) judicial decisions regarding the appointment of an interim administrator (administrateur provisoire), or (g) judicial decisions taken by foreign judicial authorities concerning insolvency, voluntary arrangements or any similar proceedings in accordance with the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Insolvency Regulation”) (the “Non-Registration Certificate”).

(iv)	An electronic excerpt dated 18 May 2018 from the Luxembourg Trade and Companies’ Register relating to the Company (the “Excerpt”).

(v)	A scanned copy received by e-mail on 4 August 2017 of the executed Registration Statement, including the Prospectus dated 4 August 2017.

(vi)	A scanned copy received by e-mail on 1 September 2017 of the executed Post-Effective Amendment, including the Amended Prospectus dated 1 September 2017.

(vii)	An electronic copy received on 15 May 2018 of the preliminary prospectus supplement dated 14 May 2018 filed with the Securities and Exchange Commission by the Company and the Guarantor (the “Preliminary Prospectus Supplement”).

(viii)	An electronic copy received on 17 May 2018 of the prospectus supplement dated 15 May 2018 filed with the Securities and Exchange Commission by the Company and the Guarantor.

(ix)	A scanned copy received by e-mail on 15 May 2018 of the executed Original Indenture dated 11 September 2017.

(x)	A scanned copy received by e-mail on 17 May 2018 of the executed Supplemental Indenture dated 18 May 2018.

(xi)	A scanned copy received by e-mail on 17 May 2018 of the executed Note Form dated 18 May 2018.

(xii)	A scanned copy received by e-mail on 15 May 2018 of the executed Underwriting Agreement dated 14 May 2018.

(xiii)	A scanned copy received by e-mail on 17 May 2018 of the executed Paying Agency and Calculation Agent Agreement dated 18 May 2018.

(the documents referred to under items (ix) to (xiii) above are hereinafter collectively referred to as the “Opinion Documents”, and the documents referred to under items (i) to (xii) above are hereinafter collectively referred to as the “Documents”).

1.	In arriving at the opinions expressed below, we have examined and relied exclusively on the Documents.

This Opinion is confined to matters of Luxembourg Law (as defined below). Accordingly, we express no opinion with regard to any system of law other than Luxembourg law as it stands as at the date hereof and as such law is currently interpreted as of the date hereof in published case law of the courts of Luxembourg (“Luxembourg Law”) or to the extent this Opinion concerns documents executed prior to this date, the date of their execution and the period to date. In particular: (a) we express no opinion (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except rules implemented into Luxembourg Law) or, except as specifically set out herein, on any taxation laws of any jurisdiction (including Luxembourg), (ii) on that the future or continued performance of the Company’s obligations under the terms and conditions of the Debt Securities will not contravene Luxembourg Law, its application or interpretation in each case solely to the extent that such laws, their application or interpretation, are altered after the date hereof, and (iii) with regard to the effect of any systems of law (other than Luxembourg Law) even in cases where, under Luxembourg Law, any foreign law should be applied, and we therefore assume that any applicable law (other than Luxembourg Law) would not affect or qualify the opinions as set out below; (b) we express no opinion as to matters of fact other than those being the subject of a specific opinion herein and we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents (other than this Opinion), or for verifying that no material facts or provisions have been omitted therefrom, save in so far as any such matter is the subject matter of a specific opinion herein; and (c) Luxembourg legal concepts are expressed in English terms and not in their original French terms. We express no opinion with respect to the validity and/or enforceability and/or performance of the obligations under the Opinion Documents, which we have not reviewed in this respect.

2.	The concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions. This Opinion may, therefore, only be relied upon on the express condition that any issues of the interpretation or liability arising thereunder will be governed by Luxembourg law and be brought before a court in Luxembourg.

3.	For the purpose of this Opinion we have assumed:

3.1.	the genuineness of all signatures, seals and stamps on any of the Documents, the completeness and conformity to originals of the Documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies and that the individuals having signed the Documents had legal capacity when they signed;

3.2.	that the Debt Securities will be issued in registered form only;

3.3.	that the register of the registered debt securities as referred to in article 470-1 of the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Companies Act”), is and will be maintained at the registered office of the Company and that the holder(s) of the Debt Securities will be duly registered in this register of the registered debt securities;

3.4.	that the issue of the Debt Securities in accordance with their terms and conditions will not infringe the terms of, or constitute a default under, any agreement, indenture, contract, mortgage, deed or other instrument to which the Company is a party or by which any of their property, undertaking, assets or revenue are bound (for the sake of clarification, this does not refer to the Articles of Association);

3.5.	that, upon issuance, the Debt Securities will be fully subscribed and that the subscription price will be paid to the Company;

3.6.	that the Company has complied with all tax requirements under Luxembourg law;

3.7.	that the factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete and accurate on the date of execution of the Opinion Documents;

3.8.	that, in respect of the Opinion Documents and each of the transactions contemplated by, referred to in, provided for or effected by the Documents, the entry into the Opinion Documents and the performance of any rights and obligations thereunder are in the best corporate interest (intérêt social) of the Company;

3.9.	the absence of any other arrangements between any of the parties to the Opinion Documents which modify or supersede any of the terms of the Opinion Documents;

3.10.	the capacity, power and authority of each of the parties to the Opinion Documents (other than the Company) to enter into the Opinion Documents and perform their obligations thereunder;

3.11.	that the Opinion Documents are true, complete, up-to-date and have not been rescinded, supplemented or amended in any way since the date thereof; that no other corporate documents exist which would have a bearing on this Opinion; and that all statements contained therein are true and correct;

3.12.	that the resolutions of the board of directors of the Company were properly taken as reflected in the Resolutions, that the meeting of the board of directors of the Company was properly convened for the purpose of adopting the Resolutions, that each director has properly performed his duties and that all provisions relating to the declaration of opposite interests or the power of the interested directors to vote were fully observed;

3.13.	that the individuals purported to have signed the Documents have in fact signed such Documents and that these individuals had legal capacity when they signed;

3.14.	that the Company does not meet the criteria for the opening of any insolvency proceedings such as bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar order or proceedings affecting the rights of creditors generally;

3.15.	that the head office (administration centrale) and the place of effective management (siège de direction effective) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg; that, for the purposes of the Insolvency Regulation, the centre of main interests (centre des intérêts principaux) of the Company is located at the place of its registered office (siège statutaire) in Luxembourg;

3.16.	that during the search made on 18 May 2018 on the Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg (“RESA”) and in the Mémorial C, Journal Officiel du Grand-Duché de Luxembourg, Recueil des Sociétés et Associations (the “Mémorial”), the information published regarding the Company was complete, up-to-date and accurate at the time of such search and has not been modified since such search;

3.17.	that the Company has complied with all legal requirements of the law of 31 May 1999 regarding the domiciliation of companies (the “Domiciliation Law”) or, if the Company rents office space, that the premises rented by the Company meet the factual criteria set out in the circulars issued by the Luxembourg Commission de Surveillance du Secteur Financier in connection with the Domiciliation Law;

3.18.	that the obligations assumed by all parties under the Opinion Documents and in relation to the issuance of the Debt Securities constitute legal, valid, binding and enforceable obligations with their terms under their governing laws (other than the laws of Luxembourg);

3.19.	that no judicial decision has been or will be rendered which might restrain the Company from issuing the Debt Securities;

3.20.	that the relevant supplemental indenture or prospectus, underwriting agreement, note, or other document to be entered into in relation to the issuance of Debt Securities, if any, will not contain any provision that will violate any law or regulation of Luxembourg or that will not be valid, binding and enforceable under Luxembourg law or that will be in breach of the Articles of Association or the Resolutions and that such documents will (if applicable) be duly signed by the person(s) empowered by the Company to sign the same in accordance with the Articles of Association or the Resolutions;

3.21.	that any consents, approvals, authorisations or orders required from any governmental or other regulatory authorities outside Luxembourg for the issuance of the Debt Securities have been obtained or fulfilled and are and will remain in full force and effect.

3.22.	that any requirements outside Luxembourg for the legality, validity, binding effect and enforceability of the Opinion Documents have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which the Opinion Documents are subject have been satisfied;

3.23.	that the choice of the law of the State of New York to govern the Opinion Documents and the submission of:

(i)	the Original Indenture to the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and to the United States District Court of the Southern District of New York sitting in the Borough of Manhattan;

(ii)	the Underwriting Agreement to the competent U.S. federal and New York state courts in the Borough of Manhattan in The City of New York; and

(iii)	the Paying Agency and Calculation Agent Agreement, to any New York State or federal court sitting in the Borough of Manhattan, The City of New York,

with regard to any disputes thereunder, is legal, valid, binding and enforceable under the laws of any jurisdiction (other than the courts of Luxembourg) and that such choice and submission would be recognised by the courts of any jurisdiction (other than the courts of Luxembourg);

3.24.	that the Opinion Documents are legal, valid, binding and enforceable in accordance with their terms and under the laws to which they are subject;

4.	This Opinion is given on the basis that it will be governed by and construed in accordance with Luxembourg Law and will be subject to Luxembourg jurisdiction only.

On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

4.1.	The Company is a société anonyme incorporated before a Luxembourg notary for an unlimited duration and existing under Luxembourg Law.

4.2.	The Company has the necessary corporate power under the Articles of Association and the Resolutions to issue the Debt Securities in accordance with the Opinion Documents and has taken all required steps under Luxembourg Law to authorise the entering into the Opinion Documents to which it is a party.

4.3.	All corporate actions have been taken by the Company to authorize and approve the entering into the Opinion Documents and the issue of the Debt Securities.

4.4.	The Opinion Documents have been duly executed on behalf of the Company in accordance with Luxembourg Law, the Articles of Association and the Resolutions.

5.	The opinions expressed above are subject to the following qualifications:

5.1.	the opinions set out above are subject to all limitations by reason of national or foreign bankruptcy, insolvency, winding-up, liquidation, moratorium, controlled management, suspension of payment, voluntary arrangement with creditors, fraudulent conveyance, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

5.2.	any power of attorney and mandate, as well as any other agency provisions (including, but not limited to, powers of attorney and mandates expressed to be irrevocable) granted and all appointments of agents made by the Company, explicitly or by implication, (a) will normally terminate by law and without notice upon the Company’s bankruptcy (faillite) or similar proceedings and become ineffective upon the Company entering controlled management (gestion contrôlée) and suspension of payments (sursis de paiement) and (b) may be capable of being revoked by the Company despite their being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the Company, although such a revocation may give rise to liability for damages of the revoking party for breach of contract;

5.3.	the Non-Registration Certificate does not determine conclusively whether or not the judicial decisions referred to therein have occurred. In particular, it is not possible to determine whether any petition has been filed with a court or any similar action has been taken against or on behalf of the Company regarding the opening of insolvency proceedings (faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée) or voluntary arrangements that the Companies would have entered into with their creditors (concordat préventif de la faillite), judicial decisions regarding the appointment of an interim administrator (administrateur provisoire), or judicial decisions taken by foreign judicial authorities concerning insolvency, voluntary arrangements or any similar proceedings in accordance with the Insolvency Regulation. The Non-Registration Certificate only mentions such proceedings if a judicial decision was rendered further to such a request, and if such judicial decision was recorded with the Luxembourg Trade and Companies’ Register on the date referred to in the Non-Registration Certificate;

5.4.	deeds (actes) or extracts of deeds (extraits d’actes) and other indications relating to the Company and which, under Luxembourg Law, must be published on the RESA (and which mainly concern acts relating to the incorporation, the functioning, the appointment of directors/managers and liquidation/insolvency of the Company as well as amendments, if any, to the articles of association of the Company) will only be enforceable against third parties after they have been published on the RESA except where the relevant company proves that such third parties had previously knowledge thereof. Such third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, these deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof;

5.5.	the non-compliance by the Company with criminal law or the provisions of the commercial code or the laws governing commercial companies including the requirement to file with the Trade and Companies’ Register their annual accounts may trigger the application of Article 1200-1 of the Companies Act according to which the District Court (Tribunal d’Arrondissement) dealing with commercial matters may, at the request of the Public Prosecutor (Procureur d’Etat), order the dissolution and liquidation of the Company;

5.6.	there may be a lapse between the filing of a document and its actual publication on the RESA;

5.7.	contractual limitations of liability are unenforceable in case of gross negligence (faute lourde) or wilful misconduct (faute dolosive);

5.8.	the terms “enforceable”, “enforceability”, “valid”, “binding” and “effective” (or any combination thereof) as used herein, mean that the obligations assumed by the relevant party under the relevant document are of a type which Luxembourg Law generally recognises and enforces; it does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular, enforcement before the courts of Luxembourg will in any event be subject to:

(a)	the nature of the remedies available in the Luxembourg courts (and nothing in this Opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

(b)	the acceptance by such courts of internal jurisdiction;

(c)	prescription or limitation periods (within which suits, actions or proceedings may be brought); and

(d)	the availability of defences such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, unforeseen circumstances, undue influence, duress, error, or counter-claim;

5.9.	a contractual provision allowing the service of process against a party to a service agent could be overridden by Luxembourg statutory provisions allowing the valid serving of process against a party subject to and in accordance with the laws of the country where such party is domiciled;

5.10.	the rights and obligations of the parties to the Opinion Documents may be affected by criminal investigations or prosecution;

5.11.	there exists no published case law in Luxembourg in relation to the recognition of foreign law governed subordination provisions whereby a party agrees to subordinate its claims of another party. If a Luxembourg court had to analyse the enforceability of such provisions, it is our view likely that it would consider the position taken by Belgian and Luxembourg legal scholars according to which foreign law governed subordination provisions are enforceable against the parties thereto but not against third parties. There is furthermore uncertainty as to whether Luxembourg insolvency receivers must accept the tiering between senior and subordinated creditors of a Luxembourg debtor;

5.12.	there are no general Luxembourg law provisions or relevant published case law on non-petition clauses. Luxembourg courts are likely to turn to Belgian case law and legal literature which do not recognise the enforceability of a non-petition clauses;

5.13.	foreign trusts will only be recognised by the courts of Luxembourg subject to and in accordance with the Hague Convention of 1 July 1985 on the law applicable to trusts and in their recognition, as ratified by and in accordance with the law of 27 July 2003;

6.	This Opinion speaks as of the date hereof. No obligation is assumed to update this Opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof which may affect this Opinion in any respect.

7.	We hereby consent to the filing of this Opinion as an exhibit to the Form 8-K. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

8.	This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in Luxembourg and registered on the list V of lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Bob Calmes

Partner